WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.






























































                                                             RESTATEMENT
                                                             (Unaudited)

DATA STATED IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                         VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION

- - -------Column A--------  ----------------Column B----------------  ---Column C--  ---Column D--
                                                                       First          First
                                                                      Quarter        Quarter
  Regulation Number                 Statement Caption                   1994           1993
- - -----------------------  ----------------------------------------  -------------  -------------
  5-02(1)                Cash and cash equivalents                        59            571
  5-02(3)(a)(1)          Accounts receivable - trade                   1,678          1,578
  5-02(4)                Allowance for uncollectibles                    145            136
  5-02(9)                Total current assets                          2,607          3,235
  5-02(18)               Total assets                                 23,335         22,392
  5-02(21)               Total current liabilities                     3,154          3,816
  5-02(22)               Long-term obligations                         5,141          5,236
  5-02(24)               Other liabilities                             2,901              -
  5-02(26)               Total deferred credits                        7,117          6,865
  5-02(30)               Common stock                                     43             43
  5-02(31)(a)(1)         Additional paid-in capital                    3,494          5,218
  5-02(31)(a)(2)         Other additional capital                       (622)        (1,303)
  5-02(31)(a)(3)(ii)     Reinvested earnings                           2,107          2,517
  5-03(b)(1)(b)          Total operating revenues                      2,294          2,286
  5-03(b)(2)(b)          Total operating expenses                      1,746          2,161
  5-03(b)(8)             Interest expense                                108            125
  5-03(b)(10)            Income before income taxes                      452              9
  5-03(b)(11)            Income taxes                                    170              3
  5-03(b)(14)            Income from continuing operations               282              6
  5-03(b)(15)            Income (loss) from spin-off operations           23             (9)
  5-03(b)(18)            Cumulative effect of accounting changes           -         (1,724)
  5-03(b)(19)            Net income (loss)                               305         (1,727)
  5-03(b)(20)            Earnings (loss) per share                      0.72          (4.25)
















